                                                                   EXHIBIT 10.25


                    [VAN DEN BERGH FOODS COMPANY LETTERHEAD]

March 16,1995

Mr. Gregory B. Plunkett
Plunkett Inc.
600 California Street
Suite 1300
San Francisco, CA 94108

Dear Greg,

It was a pleasure to meet with you in Salt Lake City last Friday on the progress of your Mrs. Fields retail cookie dough product introduction. As I stated then, Van den Bergh Foods believes this product is a real winner that will enjoy much success in the marketplace.

I would like to take this opportunity to provide a brief summary of the action items we discussed:

      - VdB will send a letter to yourself and Larry Hodges recommending a change in shelf life from 6 to 9 months. Upon completion of product testing and your joint authorization to change, VdB will guarantee product performance within the new extended shelf life.

      - VdB will investigate macadamia nut availability/pricing and advise Plunkett Inc. of White Chunk Mac Nut product cost.

      - VdB will minimize distribution costs by working with Haagen-Dazs distributors to direct ship them their orders and eliminate third party warehousing costs. VdB will also take aged inventory out of Halls and US Cold Storage as fast as our plant storage facilities can accommodate it.

      - Plunkett Inc. and VdB agreed to the following repayment plan out of Plunkett Inc.'s monthly revenue checks in order to reimburse VdB for the $827,000 of non-salvageable value from aged inventory:

                                                                   continued ...

Mr. Gregory B. Plunkett
March 16, 1995

           MONTH'S SALES (CASES)                       DEDUCTIONS
           ---------------------                       ----------
           less than 20,000                            $2.00/case
           20,000 - 40,000                             $1.50/case
           more than 40,000                            $1.00/case

      - The repayment plan will begin with the March 1995 monthly check. Based on discussions with our counsel, the terms of this agreement will be incorporated in the pending Draft Supply Contract.

      - February's net check of $36,885.81 was sent via Federal Express to your attention yesterday.

      - Copies of our supply contract, which I have signed, were given to yourself and Larry Hodges for review and approval. Please advise if you see any issues.

I look forward to meeting your supply needs for Mrs. Fields frozen cookie dough and any other new products that you may consider. Please give me a call if I can ever be of any assistance.

Sincerely,

/s/ GERALD W. HANNA
--------------------------
Jerry Hanna
V. P. & General Manager - Bakery Products

cc:   R.E. Cupples, Jr.
      A.I. Friede
      J. Wilhelm
      J. Hau
      J. McVay
      M. Wilhelm

________________________________________________________________________________

Author:   Arnold Friede at 2859LIHD
Date:     1/15/96  8:51 PM
Priority:  Normal
To:       Laura Corridan at 2859LIHD
Subject:  Haagen-Dazs/Pillsbury--Meeting with Counsel.

---------------------------------Forwarded w/Changes----------------------------

Author:   Arnold Friede at 2859LIHD  1/15/96  8:50 PM
To:       Jim Busby at 2859liha
To:       Joe Wilhelm at 2859LIHC
CC:       Jerry Hanna at 2859LIHD
CC:       Winston F. Scotland at 2859LIHB
CC:       Ronald Soiefer at LEVERUSLHEXEC
Subject:  Haagen-Dazs/Pillsbury--Meeting with Counsel.

---------------------------------Message Contents-------------------------------

     Please fax to Walter Merkle, Esq. for information. Thanks.

     ARNIE FRIEDE

____________________________________Forward Header

_________________________Subject: Haagen-Dazs/Pillsbury--Meeting
with Counsel.
Author:   Arnold Friede at 2859LIHD
Date:     1/15/96  8:50 PM

Jim/Joe:

     I was pleasantly surprised today in Minneapolis at the cordial and professional reception that I was accorded by counsel for Haagen-Dazs/Pillsbury (Dave Schmitt (General Counsel, Pillsbury Specialty Brands) and Jerry Jenko (Pillsbury General Counsel)).

     In the meeting, I reviewed, among other things, the history of this transaction and the bases for our conclusion that Haagen-Dazs has no legal right to offset promotional monies promised by Plunkett against invoices due and owning to Van den Bergh. In addition, I articulated why, on the basis of Haagen-Dazs' demand that inventories of "dated" product be built to substantial levels before distribution would commence, and Haagen-Dazs' ensuing failure to meet its distribution commitments, it has liability to Van dan Bergh for some or all of the $1.8 million in obsolete inventory. This was new news to counsel, and presents a substantial "downside" risk to Haagen-Dazs/Pillsbury in the event it does not settle the promotional offset claim with us. (I also offered to help Haagen-Dazs/Pillsbury negotiate a suitable "workout" arrangement with Plunkett that would provide a possible mechanism for recouping the amounts that need to be paid to Van den Bergh.

     I offered to put into writing for counsel the picture of the situation I attempted to paint verbally today. This offer was welcomed; it will give counsel something to go on as they investigate the matter further internally. Pursuing this moderate course presents the best opportunity for settlement, which I continue to believe is preferable in this case to litigation. Accordingly, in the next several days, I will send my letter to counsel, and let the process run its course. While I am not optimistic that we will ultimately be able to settle on reasonable terms, I firmly believe we need to exhaust all possible roads to settlement before filing a lawsuit in court.

ARNIE FRIEDE

                    [VAN DEN BERG FOODS COMPANY LETTERHEAD]


                                January 22, 1996


BY FAX; U.S. MAIL


David E. Schmitt, Esq.
Vice-President and General Counsel
Pillsbury Specialty Brands
200 South Sixth Street
Minneapolis, MN 55402

Re: PLUNKETT, INC.

Dear Dave:

     We appreciate the time that you and Jerry Jenko spent with us last Monday. Our discussion was open and productive. As promised, I write to summarize my case (and apologize, in advance, for any undue rhetoric below).

     1. HAAGEN-DAZS' PROMOTIONAL OFFSET LIABILITY.

     You understand my point that the relationship we each had with Plunkett was independently bilateral. Therefore, Haagen-Dazs had no right to offset promotional monies owed by Plunkett against amounts due and owing Van den Bergh.

     Your argument that Van den Bergh's relationship with Haagen-Dazs was necessarily a product of the Plunkett/Haagen-Dazs relationship, while arguably true is so far as it goes, is really beside the point. It overlooks the objective intent of both Haagen-Dazs and Van den Bergh, as manifested in their later negotiations and ultimate "contract". In fact, we will be able to prove, among other things, that the Plunkett/Haagen-Dazs agreement predated any discussions between Van den Bergh and Haagen-Dazs; that these later discussions culminated in an independent contract between Van den Bergh and Haagen-Dazs (albeit a contract not memorialized in a single integrated instrument); that THIS contract envisioned the relationship between Van den Bergh and Haagen-Dazs as a direct, arm's length sale and purchase transaction (and that the parties operated on that basis); and that it was not until Plunkett failed to make promised promotional payments that Haagen-Dazs first contemplated its self-help offset strategy.

     So while it is true that the written agreement between Plunkett and Haagen-Dazs placed responsibility for promotional payments squarely on Plunkett's shoulders, this does not make Plunkett's failure to pay Van den Bergh's problem (absent an express assumption of that liability,

David E. Schmitt, Esq.
Page Two
January 22, 1996


which did not occur). It is important to remember that Van den Bergh did not even have a copy of the Plunkett/Haagen-Dazs agreement until I got it from your colleague, Eileen Gill, in the course of the early settlement discussions a few weeks ago. I am hard-pressed to understand how Haagen-Dazs could have intended for Van den Bergh to be liable for a contractual obligation of Plunkett that Van den Bergh was not even on notice of. Moreover, under the objective theory of contracts that remains the law under the Uniform Commercial Code, "it takes two to tango". So even if Haagen-Dazs subjectively intended for Van den Bergh to be liable for promotional payments that Plunkett failed to make, this would NOT bind Van den Bergh.

     At the end of the day, then, Van den Bergh has a strong case for recovery of the approximately $915,000 that Haagen-Dazs improperly offset against obligations for goods sold and delivered by Van den Bergh.(1)

     2. HAAGEN-DAZS' OBSOLETE INVENTORY LIABILITY.

     At the meeting, I discussed our contention that approximately $1.8 million in "dated" MRS. FIELDS inventory became obsolete because of Haagen-Dazs' demand that large inventories be "built-up" before distribution would commence, and Haagen-Dazs' ensuing failure to meet its distribution commitments. Even though the inventory that ultimately became "obsolete" was never formally "sold" as such to Haagen-Dazs, and remained in third party warehouse, it is nevertheless true that inventories were "built" in reliance on Haagen-Dazs' projections and promises.

     You will find in particular that "build-up" demands, and distribution promises, which induced Van den Bergh to produce almost 5 million pounds of cookies, were repeatedly made, and broken, by Jay Stewart at Haagen-Dazs. (See e.g. Jay Stewart's "Mrs. Fields Volume Projections" (copy of poor quality "fax", dated November 1, 1994, attached), promising distribution in specific markets by designated dates that were not met). We have reason to believe this was due, among other things, (a) to Stewart's failure to get the local Haagen-Dazs

------------

(1) As we discussed, there is also a serious question, in at least two respects, about the underlying validity of a large part of the Haagen-Dazs offsets: (a) proof is lacking in may cases that actual performance by retailers was rendered to justify reimbursing Haagen-Dazs for promotional payments; and (b) Haagen-Dazs' substantial distribution failures undercuts its entitlement to reimbursement in many cases, even if the retailer performed -- what good is a "roto" ad for MRS. FIELDS frozen cookies if the product is not available for purchase. We do not have a firm handle yet on the total of these "invalid" promotional claims but they are clearly on the order of several hundred thousand dollars. We expect a firm number from Plunkett's outside auditors in the next few weeks.

David E. Schmidt, Esq.
Page Three
January 26, 1996


distribution networks throughout the country "on board" before promising what he could not deliver, and (b) his failure to get clearance in advance from Pillsbury "corporate" (which delayed the matter while a decision was made whether to distribute a competing line of frozen cookies).

     We appreciate your commitment to look into this aspect of the matter. We believe that, under a number of legal theories ("detrimental reliance", "estoppel", "third party beneficiary", etc.), Van den Bergh has a good claim against Haagen-Dazs for all or part of the $1.8 million obsolete inventory liability.(2)

     3.   The "Workout" Arrangement Between Plunkett and Van den Bergh.

     In our meeting, I described the "workout" arrangement that Plunkett and Van den Bergh are about to conclude--Van den Bergh will continue manufacturing the Mrs. Fields retail frozen cookies; in consideration, among other things, Van den Bergh will receive an incremental amount per case to amortize the obsolete inventory liability, and Van den Bergh will take a security interest in the License Agreement between Plunkett and Mrs. Fields.

     Based on my discussions with Walter Merkle, Esq., counsel for Plunkett, and with Steve Kirchner, President of Capital Bay Securities, the investment banking firm that raised new capital for Plunkett and now controls its day-to-day operations, Plunkett is prepared to entertain a similar "workout" arrangement with Haagen-Dazs (once an agreement is reached on the amount of the valid underlying promotional claims). Under such an arrangement, upon repayment to Van den Bergh, Haagen-Dazs would similarly be entitled to an agreed per case payment in respect of its promotional payment claims against Plunkett.

     I am prepared to do what it takes to facilitate Haagen-Dazs' participation in an appropriate "workout" arrangement with Plunkett, and I encourage you to give that option serious consideration. That will address, as best possible at this time, your stated concern that Haggen-Dazs will be left "holding the bag" in any settlement.

                                     * * *


     In our meeting, I mentioned the numerous relationships that Pillsbury and Van den Bergh, and Unilevel and Grand Met, have with one another, as a reason why settlement of this matter

--------------
  (2) Van den Bergh has a separate claim against Plunkett for this same amount based on Plunkett's "misforecasts" (which in turn were based largely on Haagen-Dazs' projections). This is being addressed in our "workout" arrangement with Plunkett. Van den Bergh understands that it cannot recover twice for the same thing.

David E. Schmitt, Esq.
Page Three
January 22, 1996


makes sense for each of us. I firmly believe that litigation should be the avenue of last resort. But it is something we will pursue if we cannot reach a fair and equitable negotiated settlement.

     I look forward to hearing from you, Best personal regards.

                              Sincerely,


                              /s/ ARNOLD I. FRIEDE
                              ----------------------------
                              Arnold I. Friede


cc   Jerome J. Jenko, Esq.
       Senior Vice President & General Counsel
       The Pillsbury Company

     Walter Merkle, Esq.
       Kay & Merkle
       Counsel for Plunkett, Inc.

                         MRS. FIELDS VOLUME PROJECTIONS

                                [COPY ILLEGIBLE]

                    [VAN DEN BERGH FOODS COMPANY LETTERHEAD]

June 14, 1996

Mr. Tom Kees
President and CEO
Legacy Brands, Inc.
2200-B Douglas Blvd.
Suite 100
Roseville, CA 95661

Dear Tom,

We have reviewed the long term debt owed to Van den Bergh Foods by Legacy Brands which now stands at $1.7M after recent adjustments. We are prepared to detail the amount to your satisfaction.

At the conclusion of our review and in response to your request for a settlement, we are prepared to accept 2/3 of that amount to settle the debt owed to us. That would total $1,133,026.00. Rather than go through some lengthy process, I will simply say this is bottom line from our perspective.

If the above is unworkable, I must advise you that a signed Supply Agreement that we have negotiated is a requirement to continue to do business per my Board.

I look forward to your response.

/s/ JERRY HANNA
--------------------------
Jerry Hanna
V. P. & General Manager

                              [LEGACY LETTERHEAD]



October 9, 1996

Gerald W. Hanna
Vice President & General Manager
Bakery Products Group
Van den Bergh Foods
2200 Cabot Drive
Lisle, Illinois 60532

Dear Jerry:

This is to conform our agreement with respect to the liability of Legacy Brands, Inc., ("Legacy") to Van den Bergh Foods ("Van den Bergh") for certain out of code inventory in the approximate amount of $1.6 million.

Upon the successful completion of Legacy's initial public offering ("IPO"), Legacy will agree to pay the lesser of $1,100,000 or .667 of the amount outstanding as of the date of the IPO in full satisfaction of its obligation for such out of code inventory.

Any additional amounts that are outstanding as a result of the aforementioned transaction must be agreed upon by Legacy and Van den Bergh and will be amortized at a maximum rate of $2 per case of product.



Sincerely,


/s/ THOMAS E. KEES
--------------------
Thomas E. Kees
President and CEO

                    [VAN DEN BERGH FOODS COMPANY LETTERHEAD]

November 01, 1996

Legacy Brands, Inc
2200-B Douglas Blvd., Suite 100
Roseville, CA 95661

Attention: Thomas E. Kees

RE:        Guarantee and Indemnity

Dear Sir:

      We guarantee that no article we sell or otherwise deliver to you is adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act ("the Federal Act"), or within the meaning of any state statutes the provisions of which are identical with or substantially the same as those found in the Federal Act ("the State Acts"), nor is it an article which may not under the Federal Act or the State Acts be introduced into interstate or intrastate commerce; provided however that our guaranty does not extend to violations of the Federal Act or the State Acts because of causes beyond our reasonable control.

      We agree to indemnify, defend, and same and hold you harmless from and against any and all losses, claims, damages (except consequential and punitive damages), and expenses, including reasonable attorneys' fees, arising from claims of bodily injury or property damage resulting or alleged to result from the use of an article sold by us to you, unless the claim is based on a warranty not authorized by us or results from the negligence or other wrongful act or omission other than our own.

      If articles we sell or otherwise deliver to you are distributed in the State of California, we guarantee that the same do not contain a listed chemical for which a warning is required under the California Safe Drinking Water and Toxic Enforcement Act of 1986 and implementing regulations ("Proposition 65") or, if any such warning is required, that it is being provided; however, we do not guarantee against such articles becoming altered in a manner that would create a violation of Proposition 65 after shipment by us because of causes beyond our reasonable control.

Page Two

      This guarantee is contingent, of course, on our being promptly notified of any alleged breach hereof and being permitted to deal therewith in our own discretion and through our own representative or attorney. This is a continuing guarantee and may be revoked on written notice thereof; it supersedes any previous arrangement between us relating to the subject matter.

                                   Sincerely,

                                   VAN DEN BERGH FOODS CO., A DIVISION
                                   OF CONOPCO, INC.

                                   By: /s/ ARNOLD I. FRIEDE
                                       -----------------------------------------
                                       Arnold I. Friede
                                       Assistant Secretary



AIF:jk

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     DATE (MM/DD/YY)
ACORD                                            CERTIFICATE OF LIABILITY INSURANCE            PAGE 1 OF 1                  11-01-96
------------------------------------------------------------------------------------------------------------------------------------
PRODUCER                                                         THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION
Millis Corroon Corporation of New York          8040             ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE
7 Hanover Square                                                 HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR
New York         NY   10004-2594                                 ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.
(212) 344-8888                                                   -------------------------------------------------------------------
                                                                 COMPANY National Union Fire Insurance Co. of Pittsburgh PA
Guy Johnson                                                         A
------------------------------------------------------------------------------------------------------------------------------------
INSURED                                                          COMPANY Insurance Co. of the State of Pennsylvania
                                                                    B
          Unilever United States, Inc. & Its Subsidiary          ------------------------------------------------------------------
          CONOPCO Inc. & its div Van Den Bergh Foods Co.         COMPANY Illinois National Insurance Company
          2200 Cabot Drive                                          C
          Lisle            IL  60532                             -------------------------------------------------------------------
                                                                 COMPANY
                                                                    D
------------------------------------------------------------------------------------------------------------------------------------
COVERAGES

   THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY
   PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH
   THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE
   TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.
------------------------------------------------------------------------------------------------------------------------------------

 CO
LTR         TYPE OF INSURANCE               POLICY NUMBER   POLICY EFFECTIVE   POLICY EXPIRATION             LIMITS
                                                             DATE (MM/DD/YY)    DATE (MM/DD/YY)
------------------------------------------------------------------------------------------------------------------------------------
 A   GENERAL LIABILITY                 RMGL 0179103            01-JUL-1996        01-JUL-1997      GENERAL AGGREGATE      $2,000,000
                                                                                                   ---------------------------------
     [X] COMMERCIAL GENERAL LIABILITY                                                              PRODUCTS-COMP/CP AGG   $2,000,000
                                                                                                   ---------------------------------
         [ ] CLAIMS MADE [X] OCCUR                                                                 PERSONAL & ADV INJURY  $2,000,000
                                                                                                   ---------------------------------
     [ ] OWNER'S & CONTRACTOR'S PROT                                                               EACH OCCURRENCE        $2,000,000
                                                                                                   ---------------------------------
     [ ] ____________________________                                                              FIRE DAMAGE
                                                                                                   (Any one fire)         $   25,000
     [ ]                                                                                           ---------------------------------
                                                                                                   MED EXP
                                                                                                   (Any one person)       $    5,000
------------------------------------------------------------------------------------------------------------------------------------
 A   AUTOMOBILE LIABILITY              RMCA1353468 (A/S)       01-JUL-1996          01-JUL-1997
                                                                                                   COMBINED SINGLE LIMIT  $2,000,000
     [X] ANY AUTO                      RWCA1353469 (TX)                                            ---------------------------------
     [X] ALL OWNED AUTOS                                                                           BODILY INJURY          $
     [X] SCHEDULED AUTOS                                                                           (Per person)
     [X] HIRED AUTOS                                                                               ---------------------------------
     [X] NON-OWNED AUTOS                                                                           BODILY INJURY          $
     [ ] ___________________________                                                               (Per accident)
     [ ]                                                                                           ---------------------------------
                                                                                                   PROPERTY DAMAGE        $
------------------------------------------------------------------------------------------------------------------------------------
     GARAGE LIABILITY                                                                              AUTO ONLY - EA         $
                                                                                                   ACCIDENT
     [ ] ANY AUTO                                                                                  ---------------------------------
     [ ] ___________________________                                                               OTHER THAN AUTO ONLY
     [ ]                                                                                           ---------------------------------
                                                                                                         EACH ACCIDENT    $
                                                                                                   --------------------------------
                                                                                                             AGGREGATE    $
------------------------------------------------------------------------------------------------------------------------------------
     EXCESS LIABILITY                                                                              EACH OCCURRENCE        $
                                                                                                   ---------------------------------
     [ ] UMBRELLA FORM                                                                             AGGREGATE              $
     [ ] OTHER THAN UMBRELLA FORM                                                                  ---------------------------------
                                                                                                                          $
------------------------------------------------------------------------------------------------------------------------------------
 A   WORKERS COMPENSATION AND          RMWC2119659 (A/S)       01-JUL-1996        01-JUL-1997      [X] WC STATU-  [ ] OTH-
     EMPLOYERS' LIABILITY                                                                              TORY LIMITS    ER
 A                                     RMWC2119660 (AZ, ID, OR)                                    ---------------------------------
     THE PROPRIETOR/                                                                               EL EACH ACCIDENT       $2,000,000
 B   PARTNERS/EXECUTIVE   [ ] INCL     RMWC1362530 DED MC, VA                                      ---------------------------------
 B   OFFICERS ARE:        [ ] EXCL     RMWC1362529 DED (A/S)                                       EL DISEASE-POLICY      $2,000,000
                                                                                                   LIMIT
                                                                                                   ---------------------------------
                                                                                                   EL DISEASE-EA          $2,000,000
                                                                                                   EMPLOYEE
------------------------------------------------------------------------------------------------------------------------------------
 B   OTHER                             RMWC1362531 DED (TX)
 C                                     RMWC1362532 DED (IL)
     EXCESS WORKERS COMP &                                                                         COV A - STAT X/S $350,000
 A   EMPLOYERS LIABILITY               RMQS10174560            01-JUL-1996        01-JUL-1997      COV B - $1,650,000 X/S $350,000
------------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS



------------------------------------------------------------------------------------------------------------------------------------
CERTIFICATE HOLDER                                       CANCELLATION
------------------------------------------------------------------------------------------------------------------------------------

     Legacy Brands, Inc.                                     SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE
     2200-B Douglas Blvd. Suite 100                          EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ENDEAVOR TO MAIL
                                                             30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT,
     Roseville, CA 95661                                     BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY
                                                             OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES.

     Attention: Thomas E. Kees                           AUTHORIZED REPRESENTATIVE

                                                                [SIG]
------------------------------------------------------------------------------------------------------------------------------------
ACORD 25-5 (1/95)                                                                                          (c)ACORD CORPORATION 1988
------------------------------------------------------------------------------------------------------------------------------------

                        [LEGACY BRANDS, INC. LETTERHEAD]


December 11, 1996

Mr. Gerald W. Hanna
Vice President and General Manager
Bakery Products Group
Van den Bergh Foods Company
2200 Cabot Drive
Lisle, IL 60532

Re:    Obsolete Inventory Obligation

Dear Jerry:

I felt it appropriate to forward this letter to you to put in writing some of our recent discussions and my hope that we will be able to satisfy the Legacy obligation to Van den Bergh in a professional manner that is satisfactory to both parties. Although neither of us created this problem, I know that we both realize that it is one that needs to be resolved promptly.

As I know you are aware, both myself and Legacy are very pleased to have developed the relationship with you and Van den Bergh over the past year. Legacy has generated approximately $3.5 million in sales and Van den Bergh has been instrumental in helping Legacy to date, with only some correctable "hiccups." Through this year, in addition to the profit that Van den Bergh has made on sales, Legacy has also been able to pay down approximately $400,000 on the obsolete inventory obligation.

As we discussed, Jerry, the initial public offering for Legacy Brands which was scheduled to proceed as early as last September, is now slated on the National Securities calendar for early February 1997. The reason for the delay has nothing to do with National Securities, or investor enthusiasm, or the stock market, but rests primarily in the hands of the independent accountants, Coopers & Lybrand. C & L had to get their hands around an abundance of missing documentation, litigation and capital formation issues remaining from prior management. These issues have all now been addressed and the registration statement for Legacy will be filed with the Securities and Exchange Commission within the next twenty days.

You have offered Legacy a reduced pay-off of the inventory obligation by December 31, 1996 to help clean up the Van den Bergh financial statements with regard to the merger of Van den Bergh and the Thomas J. Lipton Company. Initially we thought we could take advantage of that offer by December 31, 1996; however, the only source of capital available to accomplish that pay off now is through the initial public offering. To restructure or re-characterize the obligation at this time would force us to completely redo the Legacy financial and registration statements and could seriously impair our initial public offering. With the initial public offering less than ninety days away, this certainly is not a prudent move on Legacy's part.

I would, however, suggest that in the spirit of attempting to accommodate Van den Bergh and ensure the success of the offering and enable us to pay Van den Bergh off in full, that we could allow Van den Bergh to deduct an additional 20% of each gross check after the $2.00 per case allowance has been deducted until the total obligation is satisfied. While I understand that the $2.00 per case payment applies dollar for dollar to the obligation, I would expect that the extra 20% payment would apply to the previously agreed upon discounted amount upon payment in full. We would need to discuss the mechanics.

Again, Jerry, we cannot express enough our appreciation of both you and Van den Bergh, and the cooperation you have demonstrated over the past year. Both of us have worked diligently to recover the inventory loss for the benefit of Van den Bergh when we all know that the likelihood of recovery a year ago was slim at best. It would be greatly appreciated if you could bear with us for just this last final push so that we can resolve the whole matter in its entirety.

Please give me a call with any thoughts you might have.

Sincerely,


/s/ THOMAS E. KEES
--------------------------
Thomas E. Kees
President and CEO
Legacy Brands, Inc.

                                   Post-It #            Fax Note 7671
                                   --------------------------------------------
                                   DATE                 # of pages
                                   --------------------------------------------
                                   TO Rob Kresimir      FROM
                                   --------------------------------------------
                                   Co./Dept.            Co.
VAN DEN BERGH                      --------------------------------------------
FOODS COMPANY                      Phone #              Phone #
                                   --------------------------------------------
                                   Fax #                Fax #
2200 Cabot Drive                   --------------------------------------------
Lisle, Illinois 60532
(708) 805-5300                     --------------------------------------------
                                   Vice President & General Manager
                                   Bakery Products Group

December 27, 1996

Mr. Thomas E. Kees
President and CEO
Legacy Brands, Inc.
2200-B Douglas Blvd. Suite 100
Roseville, CA 95661

RE: Obsolete Inventory Obligation

Dear Tom:

I am in receipt of your letter of December 11, 1996 which discusses your IPO and your proposal to pay down the existing Obsolete Inventory Obligation that now stands at approximately $1,450,000 through December, 1996.

First let me say how pleased I am with progress made by the new management group and I am further encouraged by the IPO and the strength of the support of your pending investment community. The reversal of fortunes is a tribute to your group, and certainly makes the future look bright. In that context, we are pleased to be your vendor of choice and hope to play an even more valuable role as you continue to grow.

As you are aware we offered to reduce the principle of the obligation to 2/3's of amount if paid in 1996, however, delaying the IPO plus the extraordinary cost of a bridge loan has made that repayment in 1996 not possible. In your letter of December 11, 1996 you have offered to continue to pay off the principle amount at $2.00 per case plus an additional 20% of the gross check (less the $2.00 per case amount) with the 20% applied to the 2/3's of the principle. On a prolonged basis this method would take around 1-1/2 years to eliminate the debt.

In our conversations you made it clear to me that your intentions always were to repay Van den Bergh once the IPO funds were received which would be in the March-April, 1997 timeframe as of today's present knowledge. Let me propose two options:

1. Legacy continues to pay $2.00/case until the debt is eliminated, however the debt will stay constant at $1,000,000.00 regardless of the per case repayment amount. In other words, it is in your best financial interests to pay the $1,000,000.00 as early as possible.

2. Legacy repays at the rate of $4.00/case until the entire debt is repaid. The debt as of January 1, 1997 becomes an interest bearing note at 1-1/2 over prime -- compounded monthly. A monthly premium amount of $60,000.00 is established in case the volume falls below 15,000 cases. The debt can be paid in full at any time by paying the principle amount.

Either method is acceptable but no mixing of the two. As always we will provide the legal paperwork which will be beneficial to the IPO. I will be back in the office after January 8, 1997 to finalize this agreement. I hope you are having a happy holiday and will talk to you next year.

Sincerely,

/s/ Jerry Hanna
-------------------
Gerald W. Hanna
V.P./G.M. - Bakery Division
Van den Bergh Foods Company

                    [VAN DEN BERGH FOODS COMPANY LETTERHEAD]




March 4, 1997



Mr. Thomas E. Kees
President & CEO
Legacy Brands, Inc.
2200-B Douglas Blvd.
Suite 100
Roseville, CA 95661

Dear Tom:

The purpose of this letter is to confirm to you that Van den Bergh Foods Company and Haagen Dazs (a division of the Pillsbury Company, Grand Metropolitan PLC) settled their dispute involving promotional offsets taken by Haagen Dazs on invoicing of products supplied by Van den Bergh Foods Company. Additionally, Van den Bergh Foods Company will take no further action against Haagen Dazs regarding the obsolete inventory issue reference earlier in the dispute. We consider these matters closed. Terms of the settlement are confidential and will not be disclosed.


Sincerely,

/s/ GERALD W. HANNA
----------------------------------
Gerald W. Hanna
Vice President and General Manager